The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Index:
S&P 500 ® Index
Pricing Date:
May 27, 2021
Observation Date:
May 26, 2026
Maturity Date:
May 29, 2026
Upside Threshold:
105.00% of the Initial Value (equal to 100.00% plus the Threshold Factor
Threshold
Factor: 5.00%
Upside Leverage Factor:
At least 1.00*
Buffer Amount:
15.00%
Payment At Maturity:
If the Final Value is greater than the Upside Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$
1,000 + [$1,000 ×(Index Return Threshold Factor) ×Upside Leverage Factor]
If
the Upside Leverage Factor is set at 1.00, you will not benefit from any upside leverage at maturity.
If
the Final Value is equal to or less than the Upside Threshold but the Final Value is greater than or equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.
If
the Final Value is greater than the Initial Value but the Final Value is equal to or less than the Upside
Threshold, you will receive only your principal amount at maturity and receive no return on the notes.
If
the Final Value is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$
1,000 + [$1,000 ×(Index Return + Buffer
If
the Final Value is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.
CUSIP:
48132T3R5
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132T3R5/doctype/Product_Termsheet/document.pdf
Estimated Value:
The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per
$1,000 principal amount note.
For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes
* The actual Upside Leverage Factor will be provided in the pricing supplement and will be not be less than 1.00.
**Reflects Upside Leverage Factor equal to the minimum
Upside Leverage Factor set forth herein, for illustrative purposes.
The
“total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r
$1,000 principal amount note to $
The
hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Final Value
Index Return
Total Return on
the Notes
165.00
65.00%
60.00%
140.00
40.00%
35.00%
130.00
30.00%
25.00%
120.00
20.00%
15.00%
110.00
10.00%
5.00%
106.00
6.00%
1.00%
105.00
5.00%
0.00%
100.00
0.00%
0.00%
90.00
-
10.00% 0.00%
85.00
-
15.00% 0.00%
80.00
-
20.00% -
5.00%
70.00
-
30.00% -
15.00%
50.00
-
50.00% -
35.00%
40.00
-
60.00% -
45.00%
20.00
-
80.00% -
65.00%
0.00
-
100.00% -
85.00%
5
yr SPX Uncapped Buffered Equity Notes
North America Structured Investments
Hypothetical Total Returns**

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
The Upside Threshold and the Threshold Factor will reduce the return on the notes at maturity if the Index Return is positive.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
•
No interest payments, dividend payments or voting rights.
•
JPMorgan Chase & Co. is currently one of the companies that make up the Index
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes .
..
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.
This material is not a product of J.P. Morgan Research
Departments.
Free Writing Prospectus Filed Pursuant to Rule 433,
Registration Statement Nos. 333 236659 and 333 236659 01
North America Structured Investments
5yr
SPX Uncapped Buffered Equity Notes
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and
“Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information